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Exhibit 3.1.2

                                                                         1611505
                                                                         A651892
                                                                           FILED
                                                                     JUNE 6 1998


                            CERTIFICATE OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION

JOHN V. ROOS certifies that:

      1. He is the incorporator of Voxel, a California corporation.

      2. He hereby adopts the following amendment of the articles of incorporation of this corporation:

            Article IV is amended to read as follows:

            "This corporation is authorized to issue only one class of shares of stock, designated "Common Stock," and the total number of shares which this corporation is authorized to issue is 10,000,000."

      3. No directors were named in the original articles of incorporation and none have been elected.

      4. No shares have been issued.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.


Date: June 3, 1988


                                             /s/ John V. Roos
                                             -----------------------------------
                                             John V. Roos, Incorporator